UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Waterview Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (475) 882-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.01 per share	HUBB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 25, 2025, Hubbell Incorporated (the “Company”), as borrower, and each foreign subsidiary borrower from time to time party thereto (collectively, the “Foreign Subsidiary Borrowers” and, together with the Company, the “Borrowers”) entered into a five-year credit agreement with a syndicate of lenders and JPMorgan Chase Bank, N.A., as administrative agent, that provides for a $1.0 billion committed unsecured revolving credit facility (the “Revolving Credit Agreement”). The Company will guarantee the obligations of the Foreign Subsidiary Borrowers (if any) under the Revolving Credit Agreement.

Commitments under the Revolving Credit Agreement may be increased to an aggregate amount not to exceed $1.5 billion. The Revolving Credit Agreement includes a $50.0 million sub-limit for the issuance of letters of credit. The sum of the dollar amount of loans and letters of credits to the Foreign Subsidiary Borrowers under the Revolving Credit Agreement may not exceed $100.0 million.

The Revolving Credit Agreement is maintained for general corporate purposes, including support for the issuance of commercial paper. Revolving loans under the Revolving Credit Agreement will be made available in U.S. dollars, euro, pounds sterling, Canadian dollars and Swiss francs. Revolving loans denominated in dollars may, at the applicable Borrower’s election, bear interest based on either (A) the Alternate Base Rate (as defined in the Revolving Credit Agreement) or (B) Term SOFR Rate (as defined in the Revolving Credit Agreement), in each case, plus an applicable margin based on the Company’s credit ratings. The Company will also pay to the lenders under the Revolving Credit Agreement certain customary fees.

All revolving loans outstanding under the Revolving Credit Agreement will be due and payable on March 25, 2030. The Revolving Credit Agreement provides for up to two one-year maturity extensions.

The Revolving Credit Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as well as a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first fiscal quarter-end date occurring on or after the effective date of the Revolving Credit Agreement, the ratio of total indebtedness to total capitalization not be greater than 65%. An event of default under the Revolving Credit Agreement may be triggered, among other things, by a failure to pay when due any principal on any loan under the Revolving Credit Agreement, failure to comply with certain covenants under the Revolving Credit Agreement, failure to make payments when due in respect of, or upon the acceleration of, debt obligations in excess of $100 million, or a change of control of the Company. A default under the Revolving Credit Agreement would permit the participating banks to terminate their commitments to extend credit under the Revolving Credit Agreement and accelerate any outstanding loans.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

In connection with entry into the Revolving Credit Agreement, on March 25, 2025, the Company terminated all commitments under the Company’s existing Credit Agreement, dated as of March 12, 2021, by and among the Company and its subsidiaries Hubbell Power Holdings S.à r.l. and Harvey Hubbell Holdings S.à r.l., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent, as amended, restated, supplemented or otherwise modified prior to the effective date of the Revolving Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description

10.1	Credit Agreement, dated as of March 25, 2025, by and among Hubbell Incorporated, each foreign subsidiary borrower from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

Date: March 26, 2025	By:	/s/ Katherine A. Lane
	Name:	Katherine A. Lane
	Title:	Senior Vice President, General Counsel and Secretary